Exhibit (k) (1)

                                     FORM OF
      ADMINISTRATION, FUND ACCOUNTING, INVESTOR SERVICES AND RECORDKEEPING
                                   AGREEMENT


       THIS AGREEMENT is made as of this ___ day of _____, 2005, by and between Generation Hedge Strategies Fund LLC, a Delaware limited liability company (the "Fund"), and UMB Fund Services, Inc., a Wisconsin corporation (the "Administrator").

       WHEREAS, the Fund is a limited liability company which is registered as a closed-end management investment company under the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, the Fund has registered the offering and sale of its units of limited liability company interests in the Fund (the "Units") under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act, to "Eligible Investors" as defined in the Fund's Prospectus dated [_______________] (together with the Fund's Statement of Additional Information, each as amended and in effect from time to time, (the "Prospectus");

       WHEREAS, in pursuit of its investment objective, the Fund will invest its assets primarily in private investment funds ("Portfolio Funds") that are managed by a select group of investment advisers ("Portfolio Managers"); and

       WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide certain administration, fund accounting, investor services and recordkeeping services to the Fund.

       NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


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1. Definitions.

         In addition to any terms that are defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

       "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Authorized Persons" shall mean those individuals who are authorized to provide the Administrator with oral instructions and to sign written instructions and requests on behalf of the Fund, whose names shall be certified to the Administrator from time to time pursuant to Section 10(a) of this Agreement.

       "Business Day" shall mean each day on which the New York Stock Exchange is open for trading.

       "Current NAV" shall mean the net asset value of the Units determined as of the most recent Investment Date, in accordance with the requirements of applicable law.

        "Custodian" shall mean UMB Bank, n.a. or any successor custodian selected by the Fund.

       "DDA Account" shall mean Account No. _______________ with the Custodian, into which proceeds for redemptions, dividends and other distributions shall be paid from time to time to permit the Administrator to perform its services hereunder.

       "Investment Date" shall mean the first Business Day of each month during the term hereof.

       "Investment Instructions" shall mean the investment instructions provided to the Administrator by the Fund from time to time hereunder, in the form attached hereto as Schedule D.

       "Redemption Date" shall mean the last Business Day of each March, June, September and December during the term hereof.

       "Redemption Instructions" shall mean the redemption instructions provided to the Administrator by the Fund from time to time hereunder, in the form attached hereto as Schedule E.


2.     Appointment

       The Fund hereby appoints the Administrator to perform certain administrative, fund accounting, investor services and recordkeeping functions for the benefit of the Fund for the period and on the terms as set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.


3.     Services

       (a) Duties. Subject to the direction and control of the Fund's investment adviser, Generation Capital Management LLC (the "Adviser") and utilizing information provided by the Fund and its agents and service providers, the Administrator shall provide the services listed on Schedule A hereto. The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. To the extent that the Fund requests the Administrator to perform any additional services, the Administrator and the Fund shall mutually agree on the services to be accomplished, the manner of accomplishment and the compensation to which the Administrator shall be entitled with respect thereto.

       (b) Fund Information. The Adviser of the Fund shall cause the Portfolio Managers, prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to cooperate with the Administrator and to provide the Administrator, in a timely manner, with such information, documents and advice relating to the Fund as


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necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Adviser or the Fund or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Adviser, the Fund, Portfolio Managers or service providers until receipt of written notice thereof from the Fund.

       (c) Property of the Fund. The Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request.

       (d) Security Valuations. It is understood that in determining security valuations, the Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to the Administrator the pricing service(s) to be utilized on behalf of the Fund. The Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Fund shall approve, in good faith, the method for determining the fair value of the securities. The Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values. With respect to the underlying Portfolio Funds in which the Fund invests, the Administrator shall price such investments based on the valuations provided to it by the Adviser and/or the Portfolio Managers. The Administrator is authorized to rely on the prices provided by such service(s) or by the Adviser, Portfolio Managers or other authorized representative of the Fund without investigation or verification.

       (e) Compliance Matters. The Adviser has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1933 Act, the 1934 Act, the 1940 Act, state securities laws, the Internal Revenue Code of 1986, as amended (the "IRS"), the USA PATRIOT Act of 2002, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus. The Administrator's monitoring and other functions hereunder shall not relieve the Adviser of its primary day-to-day responsibility for assuring such compliance.

       (f) Registration. The Fund hereby certifies that it has undertaken (or will undertake in a timely manner) all filings and other actions necessary to permit the Fund to lawfully offer and sell Units in the Fund to "Eligible Investors" as defined in the Prospectus under the 1933 Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Units. The Fund is not delegating to the Administrator any responsibility to monitor or otherwise take any actions with respect to the qualification for or maintenance of any applicable federal or state securities law exemption unless specifically set forth in this Agreement and its Schedules.

       (g) Deliverables. The Fund shall deliver or cause to be delivered the following documents to the Administrator:

                           (i) a copy of the Certificate of Incorporation of the
Fund and all amendments
thereto (the "Certificate of Incorporation") and the Limited Liability Company Operating Agreement of the Fund and all amendments thereto (the "Operating Agreement"), each certified by the Secretary of the Fund;

                           (ii) a certificate signed by the Secretary of the
Fund specifying the number of authorized Units and the number of such authorized Units issued and currently outstanding, if any;

                  (iii) a certified copy of the resolutions of the Board of Directors of the Fund appointing the Administrator as a service provider and authorizing the execution of this Agreement on behalf of the Fund;



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                  (iv) copies of the Fund's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission under the 1933 Act and the 1940 Act, together with any applications filed in connection therewith; and

                           (v) all of the Fund's investors account records in a
format acceptable to the
Administrator and all such other documents, records and information as the Administrator may reasonably request in order for the Administrator to perform its services hereunder.


4.     Fees; Delegation; Expenses

       (a) Compensation. In consideration of the services rendered pursuant to this Agreement, the Fund will pay to the Administrator the compensation set forth on Schedule B hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any other service provider, the Administrator shall be entitled to additional fees as provided in Schedule B. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time.

  Computation of Fees. Fees payable to the Administrator shall begin accruing on the date hereof and shall be based on month-end net asset value of the Fund before giving effect to any repurchase by the Fund of Units. For the purpose of determining fees payable to the Administrator, the month end net asset value shall be computed in accordance with the Operating Agreement, the Prospectus and the resolutions of the Fund, if any. The fee for the period from the day of the month charges begin accruing under this Agreement until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

   Expenses. The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of the Adviser or any officers; any Securities and Exchange Commission (the "Commission") fees and state Blue Sky fees; advisory fees; charges of custodians, prime brokers and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, or notices, forms or applications and proxy materials for regulatory purposes and for distribution to prospective or current investors; preparation, typesetting, printing, proofing and mailing and other costs of investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund's investors and Adviser; fees and expenses associated with internet, e-mail and other related activities of the Fund; expenses incurred for distribution of Units and extraordinary expenses. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions except as set forth on Schedule A, and then not unless and until it has received the amount of such fees from the Fund.

   Payment. Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Fund agrees to pay all fees within thirty days of receipt of each invoice. The Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period.

5.     Processing and Procedures

(a) Issuance, Redemption and Transfer of Units Generally.


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              (i) The Fund shall receive and approve all purchase, transfer and redemption requests with respect to the Units. The Administrator's obligations in connection with the purchase, transfer, and redemption of Units shall be limited to acting upon the Investment Instructions and Redemption Instructions received from the Fund. The Fund shall bear the responsibility and the Administrator shall assume no liability for determining that purchases, transfers and redemptions meet the requirements established by the Prospectus and all applicable laws, rules and regulations.

              (ii) The Administrator shall send such statements as are noted on Schedule A hereto in connection with the purchase and redemption of Units. It is understood that certificates for Units will not be offered by the Fund or available to investors.

         (b) New and Additional Purchases.

                    (i) The Fund shall provide the Administrator with Investment Instructions on or before each Investment Date during the term of this Agreement. As soon as possible following the determination of the Current NAV, the Administrator shall cause to be issued to the accounts of investors specified in the Investment Instructions for such Investment Date, the appropriate number of full and fractional Units based on the Current NAV.

              (ii) The Administrator shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Units in accordance with this Agreement.

              (iii) Notwithstanding anything contained herein to the contrary, the Administrator shall not be required to issue any Units after it has received written notification from an Authorized Person or from an appropriate federal or state authority that the sale of Units has been suspended or discontinued, and the Administrator shall be entitled to rely on such written notification.

       (c)    Redemption of Units

              (i) Upon the advice and direction of the Fund's counsel, the Administrator shall coordinate periodic tender offers for the Fund, distribute tender offer materials to all investors, record investor replies and make the necessary Commission filings related thereto (initial forms for such tender offers shall be prepared by Fund counsel).

              (ii)The Fund shall provide the Administrator with Redemption Instructions on or before each Redemption Date during the term of this Agreement. As soon as possible following the determination of the Current NAV, the Administrator shall cause to be redeemed from the accounts of investors specified in the Redemption Instructions for such Redemption Date, the appropriate number of full and fractional Units based on the Current NAV for the Investment Date which occurs immediately after the Redemption Date.

              (iii) Upon receipt of the Current NAV, the Fund or its designee shall cause the Custodian to deposit in the DDA Account an amount of cash sufficient for the Administrator to make redemption payments to those investors specified in the Redemption Instructions. The Administrator shall not be liable for any improper payments made in accordance with Redemption Instructions. If the Administrator does not receive from the Custodian sufficient cash to make payments of all redemptions listed in the Redemption Instructions, the Administrator shall, upon notice to the Fund, withhold payment to all investors listed in the Redemption Instructions until sufficient cash is provided to the Administrator.

              (iv) Upon receipt of the Redemption Instructions and monies paid to it by the Custodian in connection with redemption of Units, the Administrator shall cancel the redeemed Units and, after making appropriate deductions for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Redemption Instructions.

       (d) Dividends and Distributions.

              (i) The Fund shall furnish to the Administrator a copy of a resolution of its Board of Directors, certified by an Authorized Person, either
(i) setting forth the date of the declaration of a dividend or distribution, the


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date of accrual or payment, as the case may be, the record date as of which investor is entitled to payment, or accrual, as the case may be, shall be determined, the amount per Unit of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Administrator on such payment date, or
(ii) authorizing the declaration of dividends and distributions on a periodic basis and authorizing the Administrator to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

              (ii) In connection with a reinvestment of a dividend or distribution of Units, the Administrator shall, as of the day a dividend is declared, as specified in a certificate or resolution described above, issue Units based on the most recently determined Current NAV per Unit.

              (iii) Upon the mail date specified in such certificate or resolution, as the case may be, the Fund or its designee shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in the DDA Account an amount of cash sufficient for the Administrator to make the payment, as of the mail date, specified in such certificate or resolution, as the case may be, to the investors who were of record on the record date. The Administrator will, upon receipt of any such cash, make payment of such cash dividends or distributions to the investors of record as of the record date. The Administrator shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If the Administrator does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all investors of the Fund as of the record date, the Administrator shall, upon notice to the Fund, withhold payment to all investors of record as of the record date until sufficient cash is provided to the Administrator.

              (iv) It is understood that the Administrator is not responsible for the determination of the rate or form of dividends or capital gain distributions due to the investors pursuant to the terms of this Agreement. It is further understood that the Administrator shall file with the Internal Revenue Service and investors such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to investors except as required by Section 3406 of the Internal Revenue Code, as amended.

       (e)    Records.

              The Administrator shall keep such records as are specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. The Administrator may deliver to the Fund from time to time at the Administrator's discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties, as the Administrator may deem expedient, other than those which the Administrator is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, canceled Unit certificate, or other document so returned, if and when required. To the extent required by
Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule C hereto maintained by the Administrator, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and shall be delivered to the Fund promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by the Administrator on such date of termination or such earlier date as may be requested by the Fund. Notwithstanding anything contained herein to the contrary, the Administrator shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.


6.     Proprietary and Confidential Information

         The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund's investors, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such


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information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.

7. Representations and Warranties.

       (a) The Fund represents and warrants to the Administrator that:

                           (i) it is a limited liability company duly organized
and existing under the laws of
the State of Delaware; it is empowered under applicable laws and by its Certificate of Incorporation and the Operating Agreement to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

                           (ii) any officer of the Fund has the authority to
appoint additional Authorized
Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to the Administrator the names of such Authorized Persons; and

                           (iii) a registration statement under the 1933 Act and
1940 Act is currently effective
and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Units being offered for sale.

         (b) The Administrator represents and warrants to the Fund that:

                           (i) it is a corporation duly organized and existing
under the laws of the State of
Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

                           (ii) it is duly registered as a transfer agent under
Section 17A of the 1934 Act to
the extent required; and

                  (iii) it has received a copy of the Prospectus which describes how sales and redemptions of Units shall be made.


8.     Additional Covenants and Agreements

         (a) Information Updates. During the term of this Agreement the Fund shall have the ongoing obligation to provide the Administrator with the following documents as soon as they become effective: (i) certified copies of all amendments to its Certificate of Incorporation and the Operating Agreement made after the date of this Agreement; and (ii) a copy of the Fund's currently effective Prospectus. For purposes of this Agreement, the Administrator shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by the Administrator.

         (b) Unit Qualification. The Fund agrees to take or cause to be taken all requisite steps to qualify the Units for sale in all states in which the Units shall at the time be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Units, or of any stop order or other proceeding under the federal securities laws affecting the sale of Units, the Fund will give prompt notice thereof to the Administrator.

         (c) Compliance with Laws. The Fund will comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, blue sky laws, the IRS and any other applicable laws, rules and regulations.


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         (d) Additional Duties. The Fund agrees that it shall advise the
Administrator at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of the Administrator.

         (e) System. The Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by the Administrator in connection with the services provided by the Administrator to the Fund hereunder.


9.     AML Delegation

         (a) Background. In order to assist its clients with their anti-money laundering responsibilities under the Patriot Act, the Administrator offers various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of investor activity, assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations. The Fund has, after review, selected various procedures and tools offered by the Administrator to comply with its anti-money laundering and customer identification program obligations under the Patriot Act (the "AML Procedures"), and desires to implement the AML Procedures as part of its overall anti-money laundering program and, subject to the terms of the Patriot Act, delegate to the Administrator the day-to-day operation of the AML Procedures on behalf of the Fund.

         (b) Delegation. The Fund acknowledges that it has had an opportunity to review, consider and comment upon and select the AML Procedures and the Fund has determined that they, as part of the Fund's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Patriot Act. Based on this determination, the Fund hereby instructs and directs the Administrator to implement the AML Procedures on its behalf, as such may be amended or revised from time to time.

         (c) Amendment to Procedures. It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Fund based on its experience in the operation of the AML Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund's anti-money laundering responsibilities.

         (d) Reporting. The Administrator agrees to provide to the Fund (i) prompt notification of any transaction or combination of transactions that the Administrator believes, based on the AML Procedures, evidence money laundering activity in connection with the Fund or any investor of the Fund, (ii) any reports received by the Administrator from any government agency or applicable industry self-regulatory organization pertaining to the Administrator's anti-money laundering monitoring on behalf of the Fund as provided in this
Section 9, (iii) any action taken in response to anti-money laundering violations as described in (i) or (ii) and (iv) an annual report of its monitoring and verification activities on behalf of the Fund. The Administrator shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to from time to time by the Administrator and the Fund's anti-money laundering compliance officer.

         (e) Inspection. The Fund hereby directs, and the Administrator acknowledges, that the Administrator shall (i) permit federal regulators access to such information and records maintained by the Administrator and relating to the Administrator's implementation of the AML Procedures on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect the Administrator's implementation of the AML Procedures on behalf of the Fund.


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10.    Fund Instructions

              (a) Authorized Persons. Upon the execution of this Agreement, the Fund shall provide the Administrator with a certificate containing the names of the initial Authorized Persons in the form attached hereto as Schedule F. Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to the Administrator the names of the Authorized Persons from time to time. The Fund shall provide the Administrator with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood the Administrator shall not be held to have notice of any change in the authority of any Authorized Person until receipt of such written notice from the Fund.

              (b) Acceptance of Instructions. The Administrator, its officers, agents or employees shall accept instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral instructions are given, it shall, upon the request of the Administrator, confirm such instructions in writing.

              (c) Request for Instructions. At any time, the Administrator may request instructions from the Fund with respect to any matter arising in connection with this Agreement. If such instructions are not received within a reasonable time, then the Administrator may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions or in accordance with advice of counsel.


11.  Limitation of Liability, Indemnification

              (a) Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Fund or from a representative of any of the parties referenced in Section 3(b), (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Fund's Adviser, a Portfolio Manager or other representatives of the Fund, (iii) any liability arising from the offer or sale of any Unit by the Fund to "Eligible Investors" as defined in the Prospectus, or
(iv) any action taken or omission by the Fund, the Adviser, Portfolio Managers or any past or current service provider.

              (b) Indemnification. The Fund agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees ("Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to any of the following:

                  (i) any action or omission of the Administrator except to the extent a Claim resulted from the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

                  (ii) the Administrator's reliance on, implementation of, or use, without investigation or verification, of information, data, records and documents received by the Administrator from the Fund, or from a representative of any of the parties referenced in Section 3(b), or any third party acting on behalf of the Fund;

                  (iii) the reliance on, or the implementation of, Investment Instructions, Redemption Instructions, or any other advice, instructions, requests or directions of the Fund or from a representative of any of the parties referenced in Section 3(b), or any third party acting on behalf of the Fund;

                  (iv) the Administrator acting upon telephone or electronic instructions relating to the purchase, exchange or redemption of Units received by the Administrator in accordance with procedures established by the Administrator and the Fund;

                  (v) any action taken by or omission of the Fund, investment adviser or sub-adviser(s) or any past or current service provider;

                  (vi) the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Units unless the result of the Administrator's or its affiliates' willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Units shall be presumed not to have been the result of the Administrator's or its affiliates' willful misfeasance, bad faith or gross negligence.

                  (vii) the offer or sale of Units in violation of any requirement under the securities laws or regulations of any state that such Units are qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of the Units in such state; or

                  (viii) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund's negligence or misconduct or breach of any representation or warranty of the Fund made herein.

              (c) Indemnification Procedures. The Administrator will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Fund may be required to indemnify or hold the Administrator harmless hereunder. In such event, the Fund shall have the option to defend the Administrator against any Claim, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and approved by the Administrator in its reasonable discretion. The Administrator shall not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties under Sections 11(b) and 11(c) shall survive the termination of this Agreement.

              (d) Force Majeure. The Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Administrator's control.

              (e) Consequential Damages. In no event and under no circumstances shall the Administrator, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the Fund, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

              (f) Additional Limitations and Exclusions. Notwithstanding any other provision of this Agreement, the Administrator shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

                  (i) the legality of the issue or sale of any Units, the sufficiency of the amount to be received, or the authority of the Fund, as the case may be, to request such sale or issuance;

                  (ii) the legality of a transfer of Units or of a purchase or redemption of any Units, the propriety of the amount to be paid, or the authority of the Fund, as the case may be, to request such transfer or redemption;

                  (iii) the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Units in payment of any dividend; or

                  (iv) the legality of any recapitalization or readjustment of Units.


12.    Term and Termination

         (a) Term. This Agreement shall become effective as of the date hereof. This Agreement shall continue in effect until terminated as provided herein.

 Termination.

         Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective. In the event such notice is given, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund certified by the Secretary of the Fund, electing to terminate this Agreement and designating the successor service provider or service providers. In the event such notice is given by the Administrator, the Fund shall on or before the termination date, deliver to the Administrator a copy of a resolution of its Board of Directors certified by the Secretary of the Fund designating a successor service provider or service providers. In the absence of such designation by the Fund, the Fund shall be deemed to be its own service provider as of the termination date and the Administrator shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by the Administrator, but unpaid by the Fund upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

              (c) Effect of Termination. Upon the termination of this Agreement as provided herein, the Administrator, upon the written request of the Fund, shall deliver the records of the Fund to the Fund or its successor service provider in the form maintained by the Administrator (to the extent permitted by applicable license agreements) at the expense of the Fund. The Fund shall be responsible to the Administrator for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by the Administrator, including, but not limited to: (i) out-of-pocket expenses; (ii) any custom programming requested by the Fund in connection with the preparation of such media and agreed upon by the Administrator; (iii) transportation of forms and other materials used in connection with the processing of Fund transactions by the Administrator; and (iv) transportation of records and files in the possession of the Administrator. In addition, the Administrator shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Fund and agreed to by the Administrator in connection with the termination of this Agreement or the liquidation or merger of the Fund. The Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.


13.    Miscellaneous

         (a) Notices. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

       If to the Administrator:     UMB Fund Services, Inc.
       -----------------------
                                    803 West Michigan Street, Suite A
                                    Milwaukee, Wisconsin 53233
                                    Attention:  General Counsel

       If to the Fund:              Generation Hedge Strategies Fund LLC
       --------------
                                    400 Andrews Street, Suite 720
                                    Rochester, New York  14604
                                    Attention:  President

         (b) Amendments/Assignments.

                           (i) Except as provided to the contrary herein, this
Agreement may not be amended or
modified in any manner except by a written agreement executed by both parties.

                           (ii) This Agreement shall extend to and shall be
binding upon the parties hereto, and
their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that the Administrator may assign this Agreement to an affiliate with advance written notice to the Fund.

         (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

         (d) Severability. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

         (f) Non-Exclusivity; Other Agreements. The services of the Administrator hereunder are not deemed exclusive and the Administrator shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

         (g) Captions. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         (h) Fund Limitations. This Agreement is executed by the Fund with respect to the Fund and the obligations hereunder are not binding upon any of the trustees, officers or investors of the Fund individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.

(h) Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.




                            [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.


GENERATION HEDGE STRATEGIES FUND LLC
(the "Fund")


By:____________________________________________
     President


UMB FUND SERVICES, INC.
("Administrator")



By:____________________________________________
     Senior Vice President

                                   Schedule A
                                     to the
 Administration, Fund Accounting, Investor Services and Recordkeeping Agreement
                                 by and between
                      Generation Hedge Strategies Fund LLC
                                       and
                             UMB Fund Services, Inc.


                                    Services


Subject to the direction and control of the Adviser and utilizing information provided by the Fund and its agents, the Administrator will:

o provide office space, facilities, equipment and personnel to carry out its services hereunder;

o compile data for and prepare with respect to the Fund Semi-Annual Reports on Form N-SAR and make the necessary Commission filings related thereto;

o at the direction of the Adviser and the Fund's counsel, receive data for and prepare with respect to the Fund Annual Report of Proxy Voting Record on Form N-PX and make the necessary Commission filings related thereto;

o prepare and review the financial statement for the Fund's Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR and make the necessary Commission filings related thereto, subject to the review and approval of the Fund and the Fund's independent accountants;

o provide financial and Fund performance information for inclusion in the Prospectus for the Fund (on Form N-2 or any replacement therefore) and any amendments thereto when necessary, subject to the review of Fund counsel;

o assist in the acquisition of the Fund's fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

o from time to time as the Administrator deems appropriate, check the Fund's compliance with (i) the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund's Prospectus, (ii) the IRS and 1940 Act (but these functions shall not relieve the Adviser of its primary day-to-day responsibility for assuring such compliance);

o develop with legal counsel and the secretary of the Fund an agenda for each board meeting and, if requested by the Board of Directors, attend board meetings and prepare minutes;

o    prepare Form 1099s for board members and other Fund vendors;

o upon the advice and direction of Fund counsel, coordinate periodic tender offers for the Fund, distribute tender offer materials to all investors, record investor replies and make the necessary Commission filings related thereto (initial forms for such tender offers shall be prepared by Fund counsel);

o assist the Fund with its monitoring obligations under the USA PATRIOT Act (the "Patriot Act") by (1) at such time as directed by the Adviser, rejecting Subscription Agreements that are not accompanied by required identifying information; (2) checking identifying information against the

     LEXIS/NEXIS(R) AML database (or any successor thereto) licensed by the Administrator; (3) checking persons submitting Subscription Agreements against the Office of Foreign Asset Controls (OFAC) list; (4) upon consultation with the Adviser, filing a suspicious activity report with the appropriate authorities; (5) permitting federal regulators access to such information and records maintained by the Administrator relating to the Administrator's implementation of the Fund's monitoring obligations, as they may request, and (6) permitting such federal regulators to inspect the Administrator's implementation of such monitoring obligations on behalf of the Fund;

o prepare and file state securities qualification/notice compliance filings, with the advice of the Fund's legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amount of Units to initially and subsequently qualify and the warning threshold to be maintained

o enter all Portfolio Fund and security transactions into the accounting records;

o    receive and record all transaction information provided by the Adviser;

o where applicable, verify individual security settlements with the custodian/prime broker;

o    maintain a security ledger of transactions;

o    determine realized gains or losses on security trades;

o monitor individual investments for corporate actions, cash dividends and capital changes;

o    track book-to-tax differences in the accounting records;

o    calculate contractual expenses (e.g., advisory fees);

o determine and periodically monitor the Fund's income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Fund;

o calculate net asset values of the Fund (i) in accordance with the Fund's operating documents as provided to the Administrator, and (ii) based on security valuations provided by the pricing service(s), the Portfolio Funds in which the Fund invests and the Adviser, if applicable, as provided herein;

o    maintain all general ledger accounts and related subledgers;

o maintain the accounts, books, records and other documents produced by the Administrator in connection with its services hereunder;

o assist in the preparation for execution by the Fund and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund's custodian, subject to the review and approval of the Fund and the Fund's independent accountants;

o calculate dividend and capital gains distributions subject to review and approval by the Fund and its independent accountants;

o in connection with its duties under this Agreement, use reasonable efforts to cooperate with all reasonable requests of the Fund related to the Fund's administration and monitoring of the Fund's compliance program as adopted by the Board of Directors pursuant to Rule 38a-1 under the Investment Company Act of 1940 as amended, a copy of which has been provided to the Administrator;

o Set up and maintain investor accounts and records, including IRAs and other retirement accounts (but these functions shall not in any way relieve the Adviser of its responsibility for assuring that any investor is an Eligible Investor);

o Make personal follow-up calls to prospects who return incomplete applications;

o    Store account documents electronically;

o Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific investor account information;

o Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for units is in the form of a check, wire transfer or requested Automated Clearing House transfer, or such other means as the parties shall mutually agree;

o    Process dividend payments by check, wire or ACH, or reinvest dividends;

o    Issue transaction confirmations and monthly or quarterly statements;

o Issue comprehensive clerical confirmation statements for maintenance transactions;

o    Provide cost basis statements;

o Mail prospectus, annual and semiannual reports, and other investor communications to existing investor;

o    Implement the Fund's AML Procedures as contemplated by Section 9;

o    File IRS Forms 1099, 5498, 1042, 1042-S and 945 with investors and/or the
     IRS;

o Provide standards to structure forms and applications for efficient processing;

o Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters; and

o    Conduct periodic Postal clean-up.


The foregoing services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of this service schedule.

                                Optional Services

The Funds may contract with UMBFS to provide one or more of the following optional services. Additional fees apply.

o UMBFS' Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services.

o        UMBISG VRU services (per fund group)

o        Investor "welcome" packages with initial confirmation

o Access to UMBFS' Tax and Retirement Group to answer questions and coordinate retirement plan options

o        Money market funds for short-term investment or exchanges

o        Dedicated service representatives

o        Weekend and holiday investor services

o        Customized reorder form tracking

o        Give dealers access through NSCC's Fund/SERV and Networking

o        Customized forms and applications

o        Training of adviser staff on regulatory developments

o        Advance Reporting Solution

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

                                   Schedule B
                                     to the
 Administration, Fund Accounting, Investor Services and Recordkeeping Agreement
                                 by and between
                      Generation Hedge Strategies Fund LLC
                                       and
                             UMB Fund Services, Inc.


                                      Fees

Administration, Fund Accounting, Investor Services and Administration

Annual Asset-Based Fees (per portfolio)
o         Up to $250 million in assets                  12.5 basis points, plus
o         Next $250 million in assets                   10.0 basis points, plus
o         Next $250 million in assets                    7.5 basis points, plus
o         Assets over $750 million                             5.0 basis points


Minimum Monthly Fee*                                          $9583

*25% of the minimum fee will be waived for the first twelve months of operation.

*The monthly minimum fee is subject to an annual escalation equal to the increase in the Consumer Price Index-Urban Wage Earners (CPI). The escalation will be effective at the beginning the first month following the first anniversary of this Agreement (the "Escalation Anniversary Date") and on the corresponding Escalation Anniversary Date each year thereafter.

Retirement Accounts (IRA/Roth/Others)
o         Annual maintenance fee per account (may be charged to investors)                                        $15.00

Optional Transfer Agent Services
To be determined by the services selected and their scope.

Advanced Reporting Solutions
o         Annual maintenance fee*                                                                                 $3,500
o         Additional interactive user license (per license per year)                                              $1,000
o         Analyst named user license (per license per year)                                                       $2,500
          * Annual maintenance fee includes initial setup costs plus one interactive user license

Document Services
o         Customized forms                                                                                     as quoted
o         Pre-printed, machine-ready statement inserts (per item)                                                   $.02

Money Market Exchange Vehicles
o         Exception check writing (per set definition, per occurrence)                                             $2.00
o         One-time set-up fee per money market fund used                                                          $2,000
o         Monthly base fee per money market fund used                                                               $650

NSCC and Fund/SERV Trading
o         Use of UMB Distribution Services, LLC's NSCC membership (per fund, per year)
o         Each of first three funds in fund family                                                                $2,000
o         Each additional fund                                                                                    $1,000

VRU Services
o         One-time VRU set-up fee                                                                                 $3,000
o         Annual VRU maintenance fee                                                                              $1,800
o         VRU charge (per call)                                                                                    $ .40

Internet Services
o         Broker Browser
o         One-time set-up fee (standard)                                                                          $1,000
o         Inquiry                                                                                              no charge

o         Investor Browser
o         One-time set-up fee                                                                                     $5,000
o         Annual maintenance fee                                                                                  $2,500
o         Inquiry (per occurrence)                                                                                 $ .15
o         New account set-up, one-time fee per account                                                             $1.60
o         Transactions* (per occurrence)                                                                           $ .40
o         Account maintenance (per occurrence)                                                                     $ .50
          *additional purchases, exchanges and redemptions

o         Web-based document mailings*
o         One-time set-up fee                                                                                     $1,500
o         Per investor, per mailing                                                                                $ .10
          *statements, prospectuses, financial reports, etc.


o         Vision
          Per fund family, per month                                                                              $1,200

o         Advisor Central
          Per fund family, per month                                                                              $1,200


Fulfillment Servicing Fees
o         Standard package for mailing
o         Up to four pieces                                                                                        $1.50
o         Each additional item                                                                                     $0.25

o         Special processing/manual entry
o         E-mail/fax request                                                                                       $2.75

Programming and Special Project Fees
Additional fees at $200 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Out-of-Pocket Expenses and Other Related Expenses
Out-of-pocket expenses include but are not limited to EDGAR filing fees; design, typesetting and printing of investor reports and prospectuses; photocopying; storage fees for fund records; express delivery charges; travel on behalf of fund business; statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, telephone and long distance charges, retirement plan documents, NSCC participant billing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges. Other expenses include, but are not limited to, pricing of securities, which will be charged in accordance with the Administrator's current pricing schedule, as well as fees for research services and other service interface fees.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

                                   Schedule C
                                     to the
           Administration, Fund Accounting and Recordkeeping Agreement
                                 by and between
                      Generation Hedge Strategies Fund LLC
                                       and
                             UMB Fund Services, Inc.


                     Records Maintained by the Administrator

                                   Schedule D
                                     to the
 Administration, Fund Accounting, Investor Services and Recordkeeping Agreement
                                 by and between
                      Generation Hedge Strategies Fund LLC
                                       and
                             UMB Fund Services, Inc.


                             Redemption Instructions

                                   Schedule E
                                     to the
 Administration, Fund Accounting, Investor Services and Recordkeeping Agreement
                                 by and between
                      Generation Hedge Strategies Fund LLC
                                       and
                             UMB Fund Services, Inc.


                             Redemption Instructions

                                   Schedule F
                                     to the
 Administration, Fund Accounting, Investor Services and Recordkeeping Agreement
                                 by and between
                      Generation Hedge Strategies Fund LLC
                                       and
                             UMB Fund Services, Inc.


                               Authorized Persons